Exhibit 99.1

SB Financial Group, Inc.
Q2 2020 Conference Call and Webcast
Tuesday, July 28, 2020, 11:00 AM Eastern

CORPORATE PARTICIPANTS

Mark A. Klein - Chairman, President, and CEO
Anthony V. Cosentino - Chief Financial Officer
Jonathan R. Gathman - Senior Lending Officer

PRESENTATION

Operator

Good morning, and welcome to the SB Financial Group’s Second Quarter 2020 Conference Call and Webcast. I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode. We will begin with remarks by management and then open the conference up to the investment community for questions and answers.

I will now turn the conference over to Sarah Mykus with SB Financial. Please go ahead.

Sarah Mykus

Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at ir.yourstatebank.com. Joining me today are Mark Klein, Chairman, President, and CEO; Tony Cosentino, Chief Financial Officer; Ernesto Gaytan, Chief Technology, Innovation, and Operations Officer; and Jon Gathman, Senior Lending Officer.

This call may contain forward-looking statements regarding SB Financial’s performance, anticipated plans, operational results, and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today.

We have identified a number of different factors within the forward-looking statements at the end of our earnings release, which you are encouraged to review. SB Financial undertakes no obligation to update any forward-looking statements except as required by law after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain non-GAAP financial measures. A reconciliation of GAAP to non-GAAP measures is included in our earnings release.

I will now turn the call over to Mr. Klein.

Mark A. Klein

Thank you, Sarah, and good morning, everyone. Great to have you all with us. Welcome to our second quarter 2020 conference call and webcast once again. Our comments today, as with prior quarters, supplement our earnings release we filed yesterday.

It certainly has been a challenge this past quarter for our company as we’ve navigated this pandemic, even as we were able to close over $224 million in residential mortgage loans, processing $83 million in PPP loans that helped save nearly 9,000 local jobs, while successfully closing our first acquisition in over 12 years, by all measures, a great quarter. Ensuring that all of our customers could have their financial needs met in a safe and efficient manner required the dedication of each of our staff members, and I must say they’ve responded quite well.

Highlights for this quarter, including a $1.1 million pre-tax mortgage servicing rights impairment and $1.2 million in merger-related costs, include net income of $3.7 million, up $1.1 million, or a 39 percent increase over the prior-year quarter. And when adjusted for non-GAAP items, net income was $5.5 million, up $2.3 million, or 73 percent.

Adjusted return on average assets was a robust 188 basis points, up from the prior-year quarter of just 109. Net interest income of $8.9 million was flat to the prior year as our 5 percent reduction in interest income was offset by the 26 percent reduction in interest expense.

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Loan balances for the quarter grew $71 million, improving our year-over-year growth to over $87 million, or just over 10 percent. Included in that were PPP balances of $83 million and Edon loan balances of $16 million. Excluding these items, year-over-year loan balances were down $12 million.

Deposits from the prior year increased $151 million, or 18 percent year-over-year. Again, Edon balances of $52 million and retention of PPP funding and business DDAs have increased growth beyond traditional core levels. Expenses were up $2.6 million due to higher mortgage commissions and the $1.2 million in Edon merger costs I just mentioned. Mortgage origination volume increased this quarter, as I mentioned--the $224 million--up over $125 million, or 127 percent year-over-year.

Asset quality metrics were elevated from the prior year, although our level of 64 basis points of nonperforming assets remains strong. We set aside $1.3 million in provision in the quarter, of which approximately $1 million was related to COVID-19 reserves. We continued to assist our clients as needed with payment deferrals in the quarter, although of the 510 clients that had requested forbearance in April, 38 percent made a full contractual principal and interest payment in July.

We remain committed to our five key initiatives we’ve communicated over a number of quarters, growing and diversifying that revenue strain, organic growth per scale, deeper product set in each household for scope, operational excellence, and everything we do for our clients, and, lastly, asset quality.

Revenue diversity. This quarter mortgage volume and loan sale gains were up from the prior year, 127 percent on volume and 384 percent on loan sale gains. Non-interest income increased to $8.6 million from the prior-year quarter of $3.7 million, despite a mortgage servicing impairment of $1.1 million. Adjusting for that impact, non-interest income was up from the prior year of $5.3 million, or 121 percent.

Non-interest income to total revenue increased to 49 percent and would have improved to 52 percent when accounting for the impairment. Our current mortgage pipeline continues to be near capacity with over 400 loans in process for another $93 million. We are on pace to deliver our biggest production year ever with total volume now likely to exceed the $600 million mark.

Peak Title, as we reported in prior quarters, joined our company March of ’19, and the results for this quarter were reflective of that increased mortgage volume. Abby Waters and her team achieved a new record for transactions and revenue in June and for the quarter delivered revenue of $609,000 compared to just $309,000 for the prior quarter. We continue to introduce Peak to our state bank lenders and clients as we expand their presence outside of the Columbus metropolitan market.

Our SBA 7A production came in at less than $400,000 for the quarter as our efforts were clearly focused on new PPP initiatives. We processed over 670 PPP loans for $83 million in balances to small business owners in all of our markets with 70 percent of our commitments to existing clients. Our focus and commitment were to the small business owner, and the detail on our production reflects that commitment. In fact, 97 percent of the loans were below $350,000, and only 15 of these loans exceeded the $1 million mark.

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The average balance on our loans was $124,000, with the median level just $42,000. Our intention now is to retain these loans with existing clients, certainly pending loan forgiveness, and to expand our relationship with each of our new 216 commercial clients. Our team is ready to serve small businesses again with the expected next phase of the PPP lending program.

We have had an LPO in the Indianapolis market for just over a year now, and this quarter showed the potential of that market with a focused and motivated leader and staff to serve a new market with residential and consumer lending products. This quarter, we closed $16 million in volume and have originated $23 million through the first six months. We are on pace to deliver our short-term goal now of generating $50 million in residential loan volume annually.

Wealth management assets under our care rebounded in the quarter with the overall market improvement as our total assets under management have nearly recovered to the prior year-end level of $500 million or now at $495 million at quarter end. This pandemic has added unique challenges in this business line, but we currently look forward to engaging all of our new PPP clients with potential wealth solutions here in the coming months.

The second key initiative--more scale. Loan and asset levels were elevated in the quarter due to the PPP efforts I just mentioned as well as our clients’ deposit levels surging as they focused on personal and business liquidity with discretionary spending levels declining.

Most importantly regarding scale was our successful closing of the Edon transaction in the quarter. While we have been focused on organic growth to improve financial performance, nearly the entire last decade, the opportunity to grow our company via M&A after a few near misses is certainly refreshing. Our conversion team is very engaged as we integrated the Edon acquisition financial in June with operational integration now scheduled for later this year, the last quarter.

We believe we are well-positioned from a capital and operational standpoint to pursue a new and likely larger transaction here in the near future. We feel our business model and growth potential is an attractive selling point to any new potential partner.

Loan growth from the prior-year quarter was inflated by PPP and the Edon expansion, as we discussed, but we are starting to see some improvement in our loan pipelines as business activity is improving in our markets. As such, we remain optimistic of our ability to grow loan balances organically once again in the second half of this year.

Edon was predominantly an agricultural lender, which will supplement our current ag team with not only more balances but with another seasoned ag lender, Adrian Fritch. Naturally, we are also focused on introducing our full slate of lending and deposit products to these new Edon clients as well. Our deposit base expanded to $991 million, up $151 million, or 18 percent. Included in that growth is $52 million in Edon deposits and our estimate that 75 percent of the PPP funding remains in our clients’ operating accounts.

This program and the pandemic environment we’ve encountered this past quarter have increased the need for us to provide more options by which our clients can access our services and their financial assets everywhere, anytime. To this end, we have become and are becoming more flexible in how we engage with our clients. The electronic aspect of client servicing, engagement, and delivery continues to accelerate, and we are preparing to participate fully.

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Third is our strategy for deeper relationships, more scope, more services per household. This quarter, outside client calling continued to be re-channeled to phone calls and digital communications. Our commitment this quarter was to proactively contact each of our commercial clients and assure them that we were prepared to provide for their liquidity requirements when called upon.

This proactive calling effort to 100 percent of our clients was directly responsible for our successful participation in the PPP lending program and prepared us for the likely next phase of small business lending programs. Notably, with our clients’ liquidity needs at the forefront, over $94 million in working capital lines, or 63 percent of $150 million in revolving lines, remains available for our clients’ commercial operations.

Finally, our dynamic referral process continues to be a focus for our company. This quarter, we added over $31 million in new related business from 213 closed referrals, quite an accomplishment, we feel, given the distraction on headwinds in the market from this pandemic.

Operational excellence, our fourth theme. We have traditional had a nearly 6:1 split on residential mortgage originations between external originations and internal refinances. However, 2020 has seen a fairly dramatic shift in volume as this year we have done one-third of our originations from internal refinances, one-third from external refinances, and a third in the purchase and construction business.

While refinancing internal mortgages is necessary, the ongoing longer-term relationship of local realtors remains a critical ingredient to the business line and to the purchase market. This quarter, the level of internal refinances elevated our amortization and caused significant impairment to our mortgage servicing rights. We did see a gradual shift to purchase business late in the quarter, and our pipeline is much more weighted to purchase activity, away from refinance today.

Capacity optimization continues to be a key driver in both of our processing centers, and we intend to seek opportunities to improve not only front-end but back-end capacity in the second half of 2020. We have increased our servicing portfolio now to over 8,400 loans with principal balances of $1.26 billion. Households were up 9 percent and balances up 13 percent over the prior-year quarter.

Expense levels for the quarter were up from the prior year, but when adjusted for the additional $125 million in mortgage volume commission expense and the Edon merger costs I just mentioned, growth drops from 28 percent to just 6 percent. We continue to limit spending in our offices and among our staff with the cost containment measures we put in place in the first quarter to shore up declining net interest margin. Included were a hiring freeze, limited travel expense, and reduced employee gatherings, to name a few.

The fifth and final initiative is asset quality. Client forbearance requests were prevalent at the beginning of the quarter, and at its peak, we had 510 loans with $195 million on payment deferral. As a majority of our forbearance approvals were for three months, we are evaluating the requests of a smaller number of clients currently requesting extensions for a second three-month period.

However, as I stated earlier, we have had a number of clients returning to full payment status here in July. Specifically, 86 of 200 commercial loans that returned to contractual terms, or 43 percent, 31 of 62 consumer loans, or 50 percent, and 77 of our 248 sold mortgage loans, or 31 percent, have all returned to contractual payment terms. We had provision expense for the quarter of $1.3 million, and now for the year $1.9 million. Our loan loss reserve is now above $10 million, and the reserve ratio is up 9 basis points from the prior year to 1.1 percent. If we adjust for the PPP balances, this reserve would increase to 1.22 percent.

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Our coverage of nonperforming loans now stands at 136 percent and is still above the median of our peer group. We remain optimistic that our past conservative loan underwriting that has led to median peer-level loan growth the last few years will pay dividends as this pandemic dissipates. That said, we do anticipate some stress in our loan portfolio on the second half of the year as liquidity and business activity levels tighten a bit.

In the quarter, we set aside $1 million in reserve for COVID-19-related credit losses, and now for the year $1.2 million. We expect to identify additional provision expense in the coming quarters, but we also expect to offset this with fees from the PPP loans I mentioned earlier.

Now, our CFO, Tony Cosentino, will provide a few more details on our quarterly performance. Tony?

Anthony V. Cosentino

Thanks, Mark, and good morning, everyone. For the quarter, we had GAAP net income of $3.7 million, or $0.47 per diluted earnings per share. As noted by Mark, our earnings were impacted by a $1.1 million impairment on our mortgage servicing rights and $1.2 million in Edon merger costs. Absent those items, net income would have been $5.5 million, up $2.3 million, which is a 73 percent increase.

Highlights for the quarter include total operating revenue up 39.6 percent from the prior year and up 48.3 percent when we adjust for the OMSR impairment, operating expense up 28 percent from the prior year but up 14.4 when we adjust for the merger costs. Loan sales delivered gains of $8.2 million for mortgage, small business, and agriculture, up $6.3 million from the prior year, and margin revenue, as we indicated, was flat.

As we break down the second quarter income statement, starting with our margin, net interest income was flat for the prior year but up 3.8 percent to the linked-quarter. Our average loan yield for the quarter of 4.46 percent decreased by 64 basis points from the prior year. Overall earning asset yield was down 93 basis points from the prior year. Clearly, the PPP loans depressed our loan yield overall, and the higher levels of cash balances were not as expected. As our clients’ PPP fundings are utilized in the coming quarters, cash levels will decrease, and we are starting to see some improvement in our loan pipelines.

On the funding side, as expected, we reduced the cost of our interest-bearing liabilities from the prior year. For the quarter, the rate on our interest-bearing liabilities was 0.89 percent, down from the prior year by 39 basis points and down from the linked-quarter by 23 basis points.

Net interest margin for the quarter at 3.32 percent was down 56 basis points for the prior year as the impact of PPP, excess cash, and Edon were headwinds to our margin.

Total interest expense costs are down by 26 percent from the prior year and down 18 percent from the linked-quarter. We continue to look for opportunities to improve margin in the coming quarters with an expanding loan pipeline, further declines in funding costs, and higher loan origination fees. Total non-interest income of $8.6 million was up $4.9 million, or 133 percent, from the prior year, reflecting the higher mortgage origination volume.

We did have a $1.1 million servicing rights impairment in the quarter, and when we adjust for that impairment, non-interest income would have been up $5.3 million or 121 percent. In the SBA arena, our originations were down from the prior year, with volume of $0.1 million compared to $4.1 million in the prior-year quarter. Our title agency had a very strong quarter, closing a record number of transactions and delivering revenue of $0.6 million, which was double the revenue in the second quarter of 2019.

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Second quarter mortgage production and yields eclipsed all records for our company. We anticipate that mortgage volume in the third quarter and the second half of 2020 to remain strong. The shift to refinance volume, as Mark indicated, continued in the second quarter. Purchase volume did, however, pick up late in the quarter, and our current pipeline has a higher share of purchase volume.

Total gains came in at $8.1 million, which was 4.0 percent on our sold volume of $205 million. Our servicing portfolio of $1.26 billion provided revenues for the quarter of $783,000 and is on pace to deliver $3.2 million in total revenue in 2020. Not surprisingly, the market value of our mortgage servicing rights declined again this past quarter as our calculated fair value of 65 basis points was down 33 and 9 basis points in the prior year and linked-quarters, respectively, and did result, as we said, in the $1.1 million impairment.

At June 30, 2020, our mortgage servicing rights were $8.2 million, which is down 20 percent in the second quarter of 2019 and down 9 percent from the linked-quarter. Our total impairment on the balance sheet now remaining is $4.6 million. Total operating expenses this quarter were $11.7 million, which is up $2.6 million or 28 percent from the prior year and up 24 percent compared to the linked-quarter. A higher level of mortgage volume drove compensation higher. And as mentioned earlier, we had $1.2 million in merger costs for Edon.

For the year, operating expense is up $3.3 million, or 19 percent. However, if we normalize for a similar mortgage volume, the Peak Title acquisition and merger costs, the year-to-date growth is $1.3 million or 7.6 percent. And if we adjust our year-to-date operating leverage for the OMSR impairment and the Edon merger costs, operating leverage goes from 1.0 on a GAAP basis to 2.1 on an adjusted basis.

Now as we turn the balance sheet, loan outstandings at June 30, 2020 stood at $901.5 million, which was 75 percent of the total assets of the company. We had loan growth of $87 million and asset growth of $174 million from the prior year, and we’re up $71 million and $115 million respectively from the linked-quarter.

PPP loans of $83 million and Edon loans of $16 million have inflated our year-over-year growth levels. Adjusting for these two factors, loan balances declined from the prior year by $12.2 million as our loan pipelines contracted due to the pandemic. Deposit levels are up $151 million, or 18 percent from the prior year, as clients are maintaining higher levels of liquidity. In addition, a large percentage of our dispersed PPP loans have been retained in our clients’ operating accounts. And the Edon acquisition added $52.3 million in deposits in the quarter.

Looking at our capital position, we finished the quarter at $137.9 million in equity, which is up $3.9 million, or 2.9 percent, from June 30, 2019, and our equity to asset ratio stands at 11.5 percent, or 12.3 percent when we exclude the PPP balances. On a per share basis, tangible book is up $0.36 per share from the second quarter of 2019. We’ve been able to buy back a number of shares below book value this year and, again, recently announced a new buyback authorization of 500,000 shares.

Regarding asset quality, total nonperforming assets of $7.7 million, or 64 basis points, are up $3.3 million from the prior year and up $1 million to the linked-quarter, including our--numbers are $0.8 million in accrued restructured credits. These restructured loans elevate our nonperforming level by 7 basis points, and absent these accrued restructured credits, our total nonperforming asset ratio would be reduced to 57 basis points.

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We continue to monitor the at-risk segments of our loan portfolio, and thus far those clients have remained at bay since March 31 of this year. Revision expense for the quarter was $1.3 million, up from both the prior year and a linked-quarter. Our absolute level of loan loss allowance of $10 million is up from the prior year by 20.6 percent, and our allowance to total loans percentage has increased from 1.02 percent on June 30, 2019 to 1.11 percent currently.

So, in summary, year-to-date net income on a GAAP basis of $4.3 million is down $0.5 million, or 11 percent, from the prior year. However, adjusted year-to-date net income of $7.9 million is up $2 million, or 33 percent. On a pretax, pre-provision comparison, year-to-date GAAP earnings are up $1 million, or 16.3 percent, and when adjusted for OMSR and merger costs, these pretax earnings are up $4.1 million or 55 percent.

I’ll now turn the call back over to Mark.

Mark A. Klein

Thank you, Tony. I want to conclude my remarks today with a clear call-out of appreciation to all of our employees and clients that have endured a fairly challenging past three months. We have for the most part opened all of our offices currently but certainly under different conditions in all of our varied markets. The efforts of our staff to aid small businesses and home buyers, as we mentioned, and new clients of Edon State Bank in the quarter were both noticed and well appreciated.

I’ll now turn the call back over to Sarah for questions. Sarah?

Sarah Mykus

Thank you. While we’re waiting for questions, I would like to remind you that today’s call will be accessible on our website at IR.yourstatebank.com. We are now ready for our first question.

QUESTION-AND-ANSWER SESSION

Operator

We will now begin the question-and-answer session. To ask a question, you may press “*” then “1” on your touch-tone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw from the question queue, please press “*” then “2.”

The first question is from Brian Martin of Janney Montgomery. Please go ahead.

Brian Martin

Hi, good morning, guys. Nice quarter.

Mark A. Klein

Morning, Brian. Thanks. Yes, a lot of work, a lot of unknowns, but we’ve wired it altogether and produced a nice quarter. You’re right. Thank you.

Brian Martin

Yes, thanks. So, the--Mark, I appreciate the disclosure that added color this quarter from you in your prepared remarks on the modifications. Just kind of curious, with the positive migration you’ve seen so far, where do the total deferrals stand today, kind of in July? And if you can just give a little color on where that is, or maybe I just couldn’t back into the number as you were giving the details there.

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Mark A. Klein
Yeah. I know I threw a lot of numbers around there, Brian. We have a number of loans that are on deferral, as I mentioned, whether it’s consumer, commercial, or mortgage. Mortgage would all be Freddie, Fannie loans, which, again, have begun to return to full P&I. Jon Gathman is with us here this morning. I know he has been deep into the forbearance world, particularly on commercial and the consumer. And as I mentioned, Freddie, Fannie, we’re following generally the spirit of the nationwide program offered through Freddie, Fannie.

But if I might, I’d like to ask Jon to give us a little bit of color on the forbearance positioning. Jon?

Jonathan R. Gathman

Yes, I would just add to that. We’re just entering--so we took the approach on all our forbearances, including the Freddie, Fannie to offer three months. That three months just expired here in July. We’re currently processing a potential second round. We’re in the very early stages of that. The numbers are very small at the moment, maybe half a dozen commercial loans, Freddie, Fannie. Under that program, they’re eligible for up to 12 months. But we’re offering it at three months at a time, which is consistent with their guidance and permission on what we can do.

But it’s at the very early stages, and we are seeing, as I speak, some additional second round. But the numbers have been much smaller this go around. We also took the approach--and consequently, because we took the approach of a more needs-based analysis in the second go around, which, again, we’re currently processing--the first go around was more of a proactive--if you met certain thresholds and certain criteria we set, you obtained a forbearance. This is more needs based, so customers are, depending on the type of loans, supplying us with financials and different records that we’re assessing on a loan-by-loan basis.

Brian Martin

And what--.

Mark A. Klein

Does that answer it, Brian?

Brian Martin

Yes, just Jon, where are the deferrals at today, I guess as of July? I guess, is it any different than where they were at at June 30 relative to kind of what you’ve seen come off? Or is it--I guess you’re still working through that at this point?

Jonathan R. Gathman

Well, in the first round, there were no additional forbearances in the month of July, so those first-round numbers that Mark gave you were accurate as of today. The second round we’re right in the midst of. And again, I don’t have the exact number, but anecdotally 20, 30 maybe that are in process as we speak.

Brian Martin

I got you. And the ones that are--if they are requesting--is there any pattern, I guess, of the ones that would be requesting second deferrals or not really? There’s too small a number or just not enough details as of yet?

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Jonathan R. Gathman

Yes, I think that’s accurate. If there’s any pattern emerging, it’s certainly in the retail sector and the commercial real estate sector. We’re starting to see some of those second forbearance requests come in. We had a few just this week. But again, it’s very early and very small numbers.

Brian Martin

Yes.

Mark A. Klein

And, just one follow-up comment, Brian. As I mentioned, we’ve certainly seen a large increase in those DDA balances because generally speaking, when you add forbearances in addition to PPP and a decline in discretionary spending on the business’ part, liquidity has improved dramatically. And we’ve noticed that in our balances.

Brian Martin

Yes.

Jonathan R. Gathman

And, I’m sorry. This is Jon again. I would just point out, I guess the other sector, now that I think about it, would be maybe hotels, as you might imagine. We have a couple of those that have requested a second forbearance.

Brian Martin

Yes.

Anthony V. Cosentino

And that number, Brian, has stayed consistent at that $35 million level that we disclosed at the end of Q1. We’ve not had any additional or any downgrades of that portfolio.

Brian Martin

Portfolio. Yeah, because, remind me, what the at-risk exposure is. I guess if you guys kind of--in your mind, as you kind of segregate the pieces that are more at risk today, where do those stand today?

Jonathan R. Gathman

Yes, the at-risk number, which is a manually adjusted number, it’s about 109 loans. We look at those loans in certain industries and then kind of pare it down from there. But the number that we have internally analyzed is $71.2 million, 109 loans for 6.71 percent of our portfolio.

Brian Martin

And the biggest components of that, Jon, are what? Is it--I guess if you--from a sector standpoint and whether it be hotels or restaurants?

Jonathan R. Gathman

Yes, as Tony mentioned, it’s hotels, which are presently just right around $33 million.

Brian Martin

And any other sectors, I guess you’d call it, whether it be restaurants or whatnot in there, the retail piece, as you break them out?

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Jonathan R. Gathman

Yeah, we don’t have--in that number, we don’t have our commercial real estate portfolio. We’re starting to see some stress, as I mentioned, on retail and even office space. So that’s not in that number. But inside that $71 million, not really anything additional to hotels. Our restaurant portfolio, while it’s concerning, is small and primarily backed by SBA, so our exposure there is minimal. Our biggest exposure, if there is one in net, is in that hotel sector just because of the pure volume and pure number of that.

Brian Martin

So, no other big numbers, just broken out--on the $71 million total, the 33 is hotels. And no other big--a lot of other small components in there? Nothing--other substantial portfolios that you’d call out?

Jonathan R. Gathman

Yes, I don’t think so. Again, we have nursing facilities in there for $6.6 million and then another one--just looking through the list--religious organizations, churches $3.8 million. And so far, those portfolios have performed as we expected.

Brian Martin

Perfect. I appreciate all the details. Thanks, Jon. And maybe just touching on the mortgage markets, it was just a great quarter--just kind of your outlook on mortgage, just in general, into the third quarter and just kind of the second half of the year. And maybe just one for Tony on--the gain on sale margin obviously picked up quite a bit--just--I guess, just kind of the mix and whatnot. But if you could give any thoughts on just how you’re thinking about that as you step into the back half of the year here, it would be helpful.

Mark A. Klein

Yes, sure. As you know, we’ve been committed to the business line for, geez, going on 12, 13 years now. And Columbus is just doing a great job. They’ll probably do 50-plus percent of all that volume. We continue to add staff marginally, not necessarily, Brian, on the front-end production as much as the middle of the value chain, which would be underwriters and processors and closers, but also on the back end for the quality piece because we know we have to be pretty pristine when it comes to the quality of that portfolio.

But we have been bullish and are bullish on the business line. We like it. Tony and Matt Booms have done an outstanding job in hedging all of that volume. At one time, we were comfortable with about $20 million in volume and fixed rate mortgages. And because of the risk, we didn’t want to go any deeper. And the hedging process has allowed us to go deeper and broader with that pipeline, and, of course, it balances the risk out nicely.

And so, we’ve got that set up nicely. Our Encompass platform is literally ubiquitous and is available for all of our producers, regardless of whether they’re working on-site or from home, to process all these mortgages. And they’ve done--and Ernesto and company have all just done an outstanding job.

And to move onto our $1 billion in annual production goal, we just recently informed our board we’re adding some additional management responsibilities to the business line, defining it a little better from the top. David Homoelle is going to be adding some managerial depth and taking on more responsibility to approve mortgages on our books as well as exceptions.

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So, we’re getting a little more definition and a little more identification of that business line and how it is we’re going to run it and take it to the next level, which is $1 billion a year in mortgage originations. But with a flat yield curve and no increases in sight on the intermediate and long end, we like the business line, and it has certainly shored up our operations. And until the yield curve steepens, we’re in, and we like it, and we continue to develop deeper relationships in all markets.

And it’s nice now to have, Brian Indy now contributing and delivering their $50 million that we envisioned when we went to Indianapolis originally. So, we like it, and we’re bullish on it, and we intend to continue to expand it. As far as gains, I know Tony can speak to those.

Anthony V. Cosentino

Yes. Sure, Brian. We went into the quarter kind of anticipating a $150 million type quarter in terms of volume. That’s what it was looking like as we were getting there to the quarter. We weren’t sure what was going to happen with the pandemic. I think early on, it started to really accelerate, and pricing became very profitable as the yield curve kind of moved down, the bifurcation of pricing between purchase and refinance. And I think the general market was fine with maintaining a little extra yield because we weren’t sure what was going to happen in the future on defaults, etc.

So that, for the most part, added to the ability to really expand the spread on each one we sold. I think hedging, we did some nice things there, and we were in place to do some nice things, to take care of our pipeline and our portfolio, which allowed, really, our yields to be really spectacular relative to anything we’ve seen for some time. So, the combination of $224 million in volume, and yields probably 140 percent higher than we traditionally have, led to the quarter that we had.

Brian Martin

Yes. And I guess, in thinking--going forward, Tony, I mean, those yields that you are, I guess, anticipating, let’s say in the back half of the year into next year, do you expect that to trend a little bit lower in the near-term or kind of hold that and then trend down into ’21--but just more big picture?

Anthony V. Cosentino
Yes. I think--knock on wood, I think the yield picture is going to stay where it is probably for the rest of 2020 because I think pricing and the yield curve is going to stay right where it is. So, we’re not going to have as much volatility, our hedge is going to perform a little bit better. And as Mark has said before, we really have to applaud our MLOs who deliver to us great clients that we know are going to close. So, we were able to hedge at a much higher percentage, which enables us to improve yields on the back end.

So, really, it’s kind of worked from front end to back end. And I think as we look at volume, we would expect probably a $180 million to $200 million Q3 if things continue the way they are. And we’ll see what happens in Q4 as seasonality comes into play. But we feel very good about $600 million for the year.

Brian Martin
Yeah.

Mark A. Klein

And, Brian, just one comment. We all know it’s all about pull-through, and that’s exactly what Tony just talked about it, which is the quality of the MLOs we have, that when we take an application, that we have a high probability it’s going to make it to the other end. And when you get into 80 and 90 percent, you can obviously make a good forecast on what it is we can do on the hedging side. So, kudos to Tony and Matt and all that group for not only accepting all that volume but improving the margins on the way out. So, it’s all good.

SB Financial Group’s Second Quarter 2020 Conference Call and Webcast

Tuesday, July 28, 2020, 11:00 AM Eastern

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Brian Martin

Yes. No, I appreciate it. Thanks. And how about just stepping over to the margin for just a minute, guys, just the--I guess it sounds as though the cash levels, liquidities, will drop a little bit if you get the loan growth. Those sound positive as well as making a little bit more progress on reducing the funding costs. Just how are you thinking about directionally the margin? And then, I guess, Tony, just the impact this quarter of PPP on the margin, how much was that impact in Q2, and then just as you look at the margin ex-PPP, kind of going forward, just with those couple things I mentioned--or you guys mentioned on the call--how you’re thinking about that core piece.

Anthony V. Cosentino

Sure. I think, as we talked about, Brian, we came into the quarter with a pretty robust pipeline, which made the Edon acquisition just perfect for us because it provided extraordinarily low funding costs for us to fund that pipeline. Obviously, with everything going on in the marketplace, the pipeline kind of went into a stall pattern. And the bond markets went away. So, we didn’t have a ready use, really, of that cash to deploy it. We think loan pipelines are coming back and will come back. I think Jon nods his head that it’s starting to improve a little bit.

And I think we’ll see some maneuver here in Q3 as cash starts to move a little bit out of the bank and do some things. PPP--we’ll see what happens on the next phase of that. And specifically, for PPP, we took, $300,000 on the fee side on amortization in Q2, and our interest income for the three months on the portfolio was about $160,000, so just a shade under $500,000 between the two, which leaves us $2.7 million of unrealized fees going forward.

We’ve talked about the utilization of that, obviously keeping in mind higher provision levels in the second half of the year, which is kind of our intention right now because we think mortgage is going to be able to provide significant income levels for us for the second half of the year. And we won’t need to rely on the PPP funds for tangible book value growth necessarily.

Brian Martin

No, that’s helpful. So, the total fees on the PPP--I was going to get to that, Tony--was about $3 million in total is what you expect from the PPP?

Anthony V. Cosentino

Yes, 3.1. .

Brian Martin

Perfect. All right, and then just the forgiveness that you guys are expecting, is there--I guess, I mean, given the low size of the loans, it would seem as though the expectation would be a pretty high level of forgiveness. Is that fair--and just kind of how you’re thinking timing wise. Is it fourth quarter, first quarter kind of an event? Is that where you’re at today, or is it different than that?

Jonathan R. Gathman

Right now, we’re expecting that to be a fourth quarter event. There’s a lot of talk, as you know, Brian, about de minimis forgiveness levels, anywhere from $150,000 to $1 million, which would encompass, I think, at the lower end 86 percent of our volume, at the higher end 97 percent of our volume in terms of numbers of loans.

SB Financial Group’s Second Quarter 2020 Conference Call and Webcast

Tuesday, July 28, 2020, 11:00 AM Eastern

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So, yes, we expect that to be--right now, the forgiveness, the payments, the SBA covering the interest due, will end here in the fourth quarter, so we anticipate one way or the other the SBA will come out with some guidance in the fourth quarter. I know that’s coming out fast and furious as we speak. They just introduced last week their forgiveness online system —portal which is different than the regular 7A portal. So, yeah, we fully expect a lot of that to happen here in the fourth quarter of this year.

Brian Martin

Perfect. That’s helpful. And, Tony, just that impact of the--I guess you gave the dollars amounts, so I can back into the basis point impact of PPP in the quarter, but maybe just onto the--just the reserve building. You mentioned it, Tony, with the mortgage revenue and the PPP, I guess the expectation is today that, given the uncertainty in the economy, that we should anticipate some level of further reserve building as you get into the second half of the year that’s consistent?

Anthony V. Cosentino

Yes, I think we’ve set aside $1.9 million through six months. We’ve had $650,000 charge-offs with basically no loan growth, so that’s kind of where we get to our $1.2 million that we’ve set aside for COVID. I would think as we look at the second half of the year, our expectations are that provision levels are probably in line with the first half of the year, and we’ll see what happens. I mean, as we’ve seen, Brian, and most everybody has talked about, we really don’t have exposure to credit card or consumer-type lending of a big number, so we haven’t seen charge-offs related to COVID impacts as we sit here today.

Now, we’re not naive enough to think that we’re not going to see some of that, but we haven’t seen it on the consumer side. And it’s really about where we are on the commercial side, as Jon as talked about, and where that weakness is. So, we’re going to have further reserve building, call it $1.5 million to $2 million maybe in the second half of the year. But we think we’ll have a solid $2.5 to $3 million of additional PPP fees to fund that, and mortgage revenue and income will deliver where we need to be on the net income side.

Brian Martin

Got you. No, that’s helpful, Tony. And how about just the loan growth? It sounds like it’s slowly picking back up, so I guess from that standpoint, the pipelines are building today, so you would expect some net growth in the second half of the year, kind of excluding what goes on with PPP? That’s the…

Jonathan R. Gathman

I think it’s a fair thing to say, as Mark and Tony have alluded to. Pipelines are building, and we’re starting to see some return to normalcy in terms of borrowers. We’re going to come under pressure of a couple large clients selling, so that net-net will provide pressure the other direction because I think some of those customers have decided there’s just not a lot better price or time to do so and don’t want to see out what COVID is going to do to their operations, although they’re very strong customers.

But those aren’t customers we’re necessarily losing to competition. They’re just--a couple businesses have sold. But, yes, the pipelines on the other side have built nicely, and we have some nice things coming here, we believe, in the third quarter, and look forward to one offsetting perhaps the other.

SB Financial Group’s Second Quarter 2020 Conference Call and Webcast

Tuesday, July 28, 2020, 11:00 AM Eastern

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Mark A. Klein

Yes. And, Brian, one comment from where I sit. We know we’re going to have work harder to find the quality of the deals that we found before, particularly in this environment, but I think it’s a testament generally to the quality of the clients that we have because many of those clients that we have fortunately have great liquidity and good balance sheets and are still expanding and doing things.

And so, we’re happy to participate with them. And again, I think it’s a function of our median-level growth the last five or seven years. We could have grown a lot faster, but $75 million a year was a nice number. And that’s one area that we don’t mind being a median performer in.

Brian Martin

Right.

Mark A. Klein

And I’m hopeful that our underwriting will pay dividends here as we fight our way through this next couple quarters.

Brian Martin

Yes. And I guess the--given--you talked about credit, Mark. And you guys have done a great job. I guess the--from the exposure standpoint, if it’s pretty minimal at that $70 million dollar level. I mean, where today outside of that are you guys seeing stress?

And has there been any change in risk ratings or kind of the--criticizing classified levels, as you kind of reviewed some of these credits, now that we’re into this period. I guess new economic times--I guess, because like second quarter criticizing classifieds, are they pretty comparable and then just kind of that exposure outside of the $71 million where there’s still maybe some concern or areas you guys are focused on.

Jonathan R. Gathman

Criticized and classified in the second quarter--we did see our classifieds increase, but that was a non-COVID-related situation with a large borrower that we’re working through. Here, going forward, we have not downgraded anything specifically related to COVID, but we will be looking at that as these forbearances roll off in the third and fourth quarter, and we’ll be taking a harder look at some of those.

But that said, the government, as you know, Brian, flooded the economy with so much money, many of those borrowers have continued to make payments and met their contractual obligations in--or under forbearance. So, we’re working through all of that as we speak. But, yeah, we intend to reassess those. Your one question I think I alluded to earlier. Is there anything outside of that at risk industry list that we put together, again manually adjusted?

I remain concerned about two, in particular, sections of our commercial real estate portfolio, retail--which we don’t have a huge exposure to--but also office, a lot of articles about changes in the workforce dynamic and how that will affect office space and potentially affect prices. But again, we haven’t seen any softening in that per se at the moment nor have we downgraded anything specifically related to that COVID or coronavirus impact.

SB Financial Group’s Second Quarter 2020 Conference Call and Webcast

Tuesday, July 28, 2020, 11:00 AM Eastern

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Brian Martin

Got you. And, Tony, you mentioned the capital obviously being very strong still, just the--your sense on kind of your appetite to continue to repurchase shares. Is that--I guess, do you anticipate to still be active or opportunistic on that front?

Anthony V. Cosentino

Yes, I think both of those words are perfect for us. We continue to believe our stock trading at a little bit above tangible book value is an incredible value and, really, in terms of execution, the best use of our capital. Obviously, we keep in mind that we’re acquisitive, and we feel like we’ve got some opportunities that are going to be presenting to ourselves--and that we’re in discussions with. So, I’d say we’re balancing both of those out.

Mark A. Klein

Brian, just one follow-up question for Tony. I know Tony and I have discussed this at great length. But in the last five years, I think we’ve pulled into the bottom line about $50 million. And we have made somewhat of a conscious effort to attempt to drive some of that back out to our investors in the form of buybacks and dividends. And I think, Tony, that probably half of that has gone back out in terms of those two general programs.

Anthony V. Cosentino

Yes, about $20 million between dividends and buybacks, so about 40, 45 percent of that $50 million. So, we really have raised equity capital for the future in supplementing what was, when Mark and I first got here, a fairly weak tangible capital scenario that we have improved dramatically since that time.

Mark A. Klein

Yes, and increasing tangible book value along the way.

Brian Martin

Yes, and to your point, Tony, on M&A, are there--I guess or Mark--just opportunities today? I guess--or is it on hold for a bit of time unless you assess your own portfolio? Or, I guess just kind of how would you characterize the opportunities you’re seeing from an M&A perspective today?

Anthony V. Cosentino

Well, Brian, as we’ve talked at great length, we think there’s--opportunities out there abound now after we’ve had three months of this COVID-19 discussion. We’ve worked hard to get our tangible book value up, we’ve worked hard to improve our capital position, and we’ve worked hard to grow the old fashioned way, which is one client at a time with organic growth.

But as I mentioned, now we can jump into the M&A market and accelerate organic growth with some prudent M&A, where we don’t overpay. We know where we can be, and we want to be in the three or three-and-a-half-year payback arena. But if we got a stronger currency, we could certainly do a lot more and be a lot more.

But we do know that there’s opportunistic kind of opportunities out there, and we have to be a bit aggressive, if you will, to identify those opportunities because we do feel we have a model that works and one that’s decentralized that can provide a little more inertia outside of organic growth. So, they’re out there, and we’re going to continue to pursue opportunities to improve our reach and improve our performance by gathering some more scale.

SB Financial Group’s Second Quarter 2020 Conference Call and Webcast

Tuesday, July 28, 2020, 11:00 AM Eastern

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Brian Martin

Got you. So, all right. Well, look, I appreciate you taking all the questions, guys. Thank you so much.

Mark A. Klein
Thanks, Brian.

Anthony V. Cosentino

Take care, Brian.

Operator

Again, if you have a question, please press “*” then “1.” There are no other questions at this time. This concludes the question-and-answer session. I would like to turn the conference back over to Mark Klein for closing remarks.

CONCLUSION

Mark A. Klein

Yes, thank you. Once again, thanks, everyone, for joining us. We’re trying to take care of all of our communities and remain safe as we attempt to improve performance. And we look forward to the next quarter and maybe an improved pandemic environment as well as GDP and financial markets as we report our third quarter earnings to you in October. So, thanks again for joining us, and have a great week and quarter. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

SB Financial Group’s Second Quarter 2020 Conference Call and Webcast

Tuesday, July 28, 2020, 11:00 AM Eastern

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